Exhibit 99.1

Bruker Energy & Supercon Technologies, Inc. Files Registration Statement for Initial Public Offering

BILLERICA, Massachusetts, September 3, 2010—Bruker Corporation (“Bruker”) (NASDAQ: BRKR), a leading global provider of high-performance scientific instruments, and Bruker Energy & Supercon Technologies, Inc. (“BEST”), a leading provider of superconducting technology and enabling tools and a Bruker subsidiary, today announced that BEST has filed a Form S-1 Registration Statement with the United States Securities and Exchange Commission relating to the proposed initial public offering (the “offering”) of common stock of BEST.  The offering may include shares offered by Bruker as a selling stockholder. The number of shares to be offered by BEST and by Bruker and the price range for the offering have not yet been determined. Bruker intends to retain a controlling equity interest in BEST for the foreseeable future.

A registration statement relating to the common stock to be sold in the offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor any offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Jefferies & Company, Inc. and UBS Investment Bank are acting as joint book-running managers for the offering. Needham & Company, LLC is acting as lead manager and Gleacher & Company Securities, Inc. is acting as co-manager for the offering.

The offering is only being made by means of a prospectus. When available, copies of the preliminary prospectus may be obtained by contacting: Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Syndicate Prospectus Department, (888) 449-2342; and UBS Investment Bank, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department, (888) 827-7275.

This release contains “forward-looking statements” as defined under the U.S. federal securities laws including, but not limited to, statements regarding BEST’s intention to conduct an offering of its common stock and that Bruker may sell a portion of its BEST shares in the offering.  Actual events could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including but not limited to adverse changes in general economic or market conditions, the inability to manage successfully and complete the offering, the risk that the offering of BEST may not occur in its expected timeframe or at all, and other important factors disclosed previously and from time to time in Bruker’s filings with the U.S. Securities and Exchange Commission.  Bruker disclaims any obligation to update any such forward-looking statements after the date of this release.

Contact:
Stacey Desrochers, Director of Bruker Corporation Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com